Execution Copy
STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 2, 2008, is made by and among KI Equity Partners V, LLC, a Delaware limited liability company (“KI Equity”), Mr. Kevin R. Keating (“Keating”, collectively with KI, the “Sellers” and each a “Seller”) and Mr. Glenn L. Halpryn, individually and as agent for certain investors (the “Purchaser”).
RECITALS
     WHEREAS, KI Equity is the sole record and beneficial owner of 67,500,000 shares (the “KI Shares”) of the common stock, par value $0.0001 per share (the “Common Stock”), of QuikByte Software, Inc., a Colorado corporation (the “Company”); and
     WHEREAS, Keating is the sole record and beneficial owner of 1,600,000 shares (the “Keating Shares”, collectively with the KI Shares, the “Shares”) of the Common Stock of the Company; and
     WHEREAS, the Shares represent approximately 87% of the outstanding capital stock of the Company; and
     WHEREAS, the Purchaser desires to acquire the Shares from the Sellers, and the Sellers desire to sell the Shares to the Purchaser, in the manner and on the terms and conditions hereinafter set forth; and
     WHEREAS, in connection with the Purchaser’s purchase of the Shares, the Purchaser and the Sellers desire to establish certain rights and obligations between themselves.
AGREEMENTS
     NOW, THEREFORE, in consideration of these premises, the mutual covenants and agreements herein contained and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Sellers and the Purchaser hereby agree as follows:
SECTION I DEFINITIONS.
     The following terms when used in this Agreement have the following respective meanings:
     “1933 Act” means the Securities Act of 1933, as amended.
     “1934 Act” means the Securities Exchange Act of 1934, as amended.
     “Affiliate” means with respect to any Person, any (i) officer, director, partner or holder of more than 10% of the outstanding shares or equity interests of such Person, (ii) any relative of such Person, or (iii) any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. A Person will be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the “Controlled” Person, whether through ownership of voting securities, by contract, or otherwise.
     “Acquisition Proposal” means any offer or proposal for, or indication of interest in, any acquisition of all or a portion of the Shares or any other assets or securities of the Company, whether by way of a purchase, merger, consolidation or other business combination.
     “Assignee List” has the meaning set forth in Section 3.3(b) hereof.

     “Business Day” means a day other than Saturday, Sunday or statutory holiday in the State of New York and in the event that any action to be taken hereunder falls on a day which is not a Business Day, then such action shall be taken on the next succeeding Business Day.
     “Bylaws” means the Bylaws of the Company.
     “Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended, and as on file with the Secretary of State of the State of Colorado on the date of this Agreement.
     “Closing Date” has the meaning set forth in Section 3.1 hereof.
     “Closing” has the meaning set forth in Section 3.1 hereof.
     “Common Stock” has the meaning set forth in the recitals hereto.
     “Company” has the meaning set forth in the recitals hereto.
     “Corporate Records” shall have the meaning as used in Section 4.1(q) hereof.
     “Encumbrances” shall have the meaning as used in Section 4.1(d) hereof.
     “End Date” has the meaning set forth in Section 7.1(b)(i) hereof.
     “Fully-Diluted Basis” shall mean the aggregate of all shares of outstanding Common Stock, all shares of outstanding Preferred Stock on an as-converted basis, all outstanding options on an as-exercised basis, and all convertible securities or other conversion rights on an as-converted basis.
     “GAAP” means generally accepted accounting principles in the United States.
     “Garisch” has the meaning set forth in Section 3.2(i) hereof.
     “Governmental Authority” means the United States, any state or municipality, the government of any foreign country, any subdivision of any of the foregoing, or any authority, department, commission, board, bureau, agency, court, or instrumentality of any of the foregoing.
     “Indemnification” shall have the meaning as used in Section 5.7 hereof.
     “Indemnification Holdback” means Sixty Thousand Dollars ($60,000).
     “Indemnified Parties” has the meaning set forth in Section 5.7 hereof.
     “Information Statement” means the information statement regarding a change in the majority of directors of the Company pursuant to Rule 14f-1 as promulgated under the 1934 Act, together with any amendments or supplements thereof.
     “Keating Shares” has the meaning set forth in the recitals hereto.
     “KI Shares” has the meaning set forth in the recitals hereto.
     “Knowledge” as to the Company and KI Equity means the actual knowledge of the officers of the Company after due and diligent inquiry of the employees or agents of the Company reasonably believed to have knowledge of such matters, and as to Keating and the Purchaser means the actual knowledge of such Person or its Affiliates after due and diligent inquiry.
     “Lien” means any mortgage, lien, pledge, security interest, easement, conditional sale or other title retention agreement, or other encumbrance of any kind.
     “Management Agreement” has the meaning set forth in Section 5.11 hereof.
     “Material Adverse Effect” means a change or effect in the condition (financial or otherwise), properties, assets, liabilities, rights, operations or business of the Company which change or effect, individually or in the aggregate, could reasonably be expected to be materially adverse to such condition, properties, assets, liabilities, rights, operations or business.
     “Minute Books” shall have the meaning as used in Section 4.1(q) hereof.
     “OTCBB” has the meaning set forth in Section 4.1(p) hereof.
     “Person” means an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, or Governmental Authority.
     “Purchase Price” means Nine Hundred Twenty-Six Thousand Two Hundred Seventy-Three Dollars and Forty-Six Cents ($926,273.46).
     “Returns” shall have the meaning as used in Section 4.1(o) hereof.
     “SEC” means the Securities and Exchange Commission.
     “SEC Filings” means the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007, the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2008 and other publicly-available filings made by the Company under Section 13 or Section 15(d) of the 1934 Act since July 14, 2006.
     “Shares” shall have the meaning set forth in the recitals hereto.
     “Stockholders” mean the record holders of shares of capital stock of the Company.
     “Tax” or “Taxes” means any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.
SECTION II PURCHASE AND SALE OF COMMON STOCK.
     2.1 Purchase of Common Stock. At the Closing, based upon the representations, warranties, covenants and agreements of the parties set forth in this Agreement, the Sellers shall sell to the Purchaser, and the Purchaser shall purchase from the Sellers, the Shares, which represent approximately 87% of the outstanding capital stock of the Company on the Closing Date, on a Fully-Diluted Basis.
     2.2 Payment for Common Stock. At the Closing Date, for all of the Shares, the Purchaser shall pay to the Sellers, in the aggregate, the Purchase Price, less the Indemnification Holdback. The

Purchaser will pay the Purchase Price, less the Indemnification Holdback, by wire transfers of immediately available funds to one account designated in writing by each Seller.
SECTION III THE CLOSING.
     3.1 Closing. The closing of the sale of the Shares pursuant to Section 2.1 hereof and certain of the other transactions contemplated hereby (the “Closing”) will take place at the offices of the Purchaser located at 4400 Biscayne Boulevard, Suite 950, Miami, Florida 33137 on the next Business Day (or such later date as the parties hereto may agree) following the satisfaction or waiver of the conditions set forth in Section VI hereof (the “Closing Date”), or at such other time or place as the parties mutually agree.
     3.2 Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser the following items (in addition to any other items required to be delivered to the Purchaser pursuant to any other provision of this Agreement):
          (a) original certificates representing the Shares being sold by the Sellers to the Purchaser pursuant to Section 2.1 hereof, duly recorded on the books of the Company, along with stock powers for such certificates executed in blank;
          (b) a certificate of the Secretary of State of the State of Colorado as to the good standing of the Company dated within five days prior to the Closing Date;
          (c) resignations of such of the current directors and officers from their positions as directors and officers of the Company as requested by the Purchaser;
          (d) duly executed corporate actions fixing the size of the Board at five members, accepting any resignations pursuant to Section 3.2(c), appointing Mr. Glenn L. Halpryn, Mr. Alan Jay Weisberg, Mr. Noah M. Silver, Dr. Curtis Lockshin and Mr. Ronald Stein as directors of the Company and appointing Mr. Glenn L. Halpryn as the President and Chief Executive Officer of the Company;
          (e) an opinion of counsel to the Sellers or the Company regarding the validity of the transfer of the Shares, in form and substance satisfactory to the Company’s transfer agent, if such an opinion is required or requested by the transfer agent;
          (f) all records and documents relating to the Company, wherever located, including, but not limited to, all books, records, supplier and customer lists and files, government filings, Tax Returns, consent decrees, orders, and correspondence, financial information and records, electronic files containing any financial information and records, and other documents used in or associated with the Company;
          (g) a certificate of the Secretary of State of the State of Delaware as to the good standing of KI Equity dated within five days prior to the Closing Date;
          (h) a full and complete release by each Seller of the Company from any and all liabilities, claims and obligations, arising prior to the Closing, that such Seller may have against the Company, in a form reasonably acceptable to the Purchaser, provided, however, that Keating shall retain any statutory or other rights to indemnification provided to him as a result of his service as an officer and director of the Company; and

          (i) a full and complete release, executed by both KI Equity and Garisch Financial, Inc., an Illinois corporation (“Garisch”), of the Company’s obligations under that certain Agreement, dated as of March 26, 2007, by and between Garisch, KI Equity and the Company.
     3.3 Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Sellers (in addition to any other items required to be delivered to the Sellers pursuant to any other provision of this Agreement):
          (a) payment by wire transfer of immediately available funds necessary to satisfy the Purchaser’s obligations to the Sellers under Section 2.2 hereof and to result in payment to the Sellers of the Purchase Price, less the Indemnification Holdback;
          (b) a list of the names of any assignees of any of the Purchaser’s rights under this Agreement (the “Assignee List”); and
          (c) an executed copy of each assignment agreement between the Purchaser and each assignee thereto, substantially in the form of the assignment agreement attached hereto as Exhibit A.
SECTION IV REPRESENTATIONS AND WARRANTIES.
     4.1 Representations and Warranties of the Sellers. In order to induce the Purchaser to purchase the Shares that it is purchasing hereunder, the Sellers jointly and severally represent and warrant to the Purchaser that:
          (a) Organization and Standing. The Company is duly incorporated and validly existing under the laws of the State of Colorado, and has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as it is presently being conducted. The Company does not own any equity interest, directly or indirectly, in any other Person or business enterprise. The Company is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify could reasonably be expected to have a material adverse effect upon its assets, properties, financial condition, results of operations or business. The Company has no subsidiaries. Except as set forth in Section 3.2(d) hereof, no corporate proceedings on the part of the Company (including the approval of the Company’s Board of Directors or shareholders) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.
          (b) Capitalization. At the date of this Agreement, the authorized capital stock of the Company consists of (i) 250,000,000 shares of Common Stock, of which 79,302,460 shares are issued and outstanding, and (ii) 2,000,000 shares of Preferred Stock, of which no shares are issued and outstanding. The Company has no other class or series of equity securities authorized, issued, reserved for issuance or outstanding. There are (x) no outstanding options, offers, warrants, conversion rights, contracts or other rights to subscribe for or to purchase from the Company, or agreements obligating the Company to issue, transfer, or sell (whether formal or informal, written or oral, firm or contingent), shares of capital stock or other securities of the Company (whether debt, equity, or a combination thereof) or obligating the Company to grant, extend, or enter into any such agreement and (y) no agreements or other understandings (whether formal or informal, written or oral, firm or contingent) which require or may require the Company to repurchase any of its Common Stock. There are no preemptive or similar rights granted by the Company with respect to the Company’s capital stock. There are no anti-dilution or price adjustment provisions contained in any security issued by the Company. Except as set forth on Schedule 4.1(b) hereto, the Company is not a party to, and, to the actual knowledge of the Sellers, without inquiry, no Stockholder is a party to, any registration rights agreements, voting agreements, voting trusts, proxies or any other agreements, instruments or understandings with respect to the voting of any shares of the capital stock of the Company, or any agreement with respect to the transferability, purchase or redemption of any shares of the capital stock of the Company. The sale of the Shares to the Purchaser does not obligate the Company to issue any shares of capital stock or other securities to any Person (other than the Purchaser) and will not result in a right of any holder of Company securities, by agreement with the Company, to adjust the exercise, conversion, exchange or reset price under such securities. The outstanding Common Stock is all duly and validly authorized and issued, fully paid and nonassessable. The Sellers will cause the Company not to issue, or resolve or agree to issue, any securities to any party, other than the Purchaser and its assignees, prior to the Closing. The Shares represent approximately 87% of the outstanding capital stock of the Company, on a Fully-Diluted Basis.
          (c) Capacity of the Sellers; Authorization; Execution of Agreements. Each Seller has all requisite power, authority and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder. The execution and delivery of this Agreement by KI Equity, and the performance by KI Equity of the transactions and obligations contemplated hereby, including, without limitation, the sale of the KI Shares to the Purchaser hereunder, have been duly authorized by all requisite corporate action of KI Equity. This Agreement has been duly executed and delivered by a duly authorized officer of KI Equity. This Agreement constitutes a valid and legally binding agreement of each Seller, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the United States (both state and federal), affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.
          (d) Title to Shares. KI Equity is the sole record and beneficial owner of the KI Shares and has sole managerial and dispositive authority with respect to the KI Shares. Keating is the sole record and beneficial owner of the Keating Shares and has sole managerial and dispositive authority with respect to the Keating Shares. Neither Seller has granted any person a proxy with respect to the Shares owned by such Seller that has not expired or been validly withdrawn. The sale and delivery by the Sellers of the Shares to the Purchaser pursuant to this Agreement will vest in the Purchaser legal and valid title to the Shares, free and clear of all Liens, security interests, adverse claims or other encumbrances of any character whatsoever (“Encumbrances”) (other than Encumbrances created by the Purchaser and restrictions on the resale of the Shares under applicable securities laws).
          (e) Status of Shares. The Shares (i) have been duly authorized, validly issued, fully paid and are nonassessable, and will be such at the Closing, (ii) were issued in compliance with all applicable United States federal and state securities laws, and will be in compliance with such laws at the Closing, (iii) subject to restrictions under this Agreement, and applicable United States federal and state securities laws, have the rights and preferences set forth in the Certificate of Incorporation and will have such rights and preferences at the Closing, and (iv) are free and clear of all Liens and will be free and clear of all Liens at the Closing.
          (f) Conflicts; Defaults. The execution and delivery of this Agreement by the Sellers and the performance by the Sellers of the transactions and obligations contemplated hereby and thereby to be performed by it do not (i) violate, conflict with, or constitute a default under any of the terms or provisions of, the Certificate of Incorporation, the Bylaws, or any provisions of, or result in the acceleration of any obligation under, any contract, note, debt instrument, security agreement or other instrument to which either the Company or a Seller is a party or by which either the Company, a Seller, or any of the Company’s or a Seller’s assets, is bound; (ii) result in the creation or imposition of any Liens or claims upon the Company’s assets or upon any of the shares of capital stock of the Company; (iii) constitute a violation of any law, statute, judgment, decree, order, rule, or regulation of a Governmental Authority applicable to the Company or the Sellers; or (iv) constitute an event which, after notice or lapse of time or both, would result in any of the foregoing. The Company is not presently in violation of its Certificate of Incorporation or Bylaws.
          (g) Securities Laws. The Company has complied in all material respects with applicable federal securities laws, rules and regulations, including the Sarbanes-Oxley Act of 2002, as such laws, rules and regulations apply to the Company and its securities. All shares of capital stock of the Company have been issued in accordance with applicable federal securities laws, rules and regulations. To the Knowledge of the Sellers, there are no stop orders in effect with respect to any securities of the Company.
          (h) SEC Filings. The SEC Filings, when filed, complied in all material respects with the requirements of Section 13 or Section 15(d) of the 1934 Act, as such sections were applicable as of the dates when filed, and did not, as of the dates when filed, contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The SEC Filings are all of the filings that the Company was required to file with the SEC during the periods covered thereby and all such filings were made on a timely basis when due. The financial statements of the Company included in the SEC Filings complied in all material respects with the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements were prepared in accordance with GAAP applied on a consistent basis during the periods covered by such financial statements, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and for the periods indicated, and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. All material agreements to which the Company is a party or to which the property or assets of the Company are subject and which are required to be disclosed pursuant to the 1934 Act are included as part of or specifically identified in the SEC Filings. The representations and warranties set forth in this Section 4.1(h) are only made as to that certain period of time beginning on March 23, 2007 and ending on the Closing Date.
          (i) Material Changes. Since the date of the latest audited financial statements included within the SEC Filings, except as specifically disclosed in the SEC Filings, (i) there has been no event that could result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of the business of a shell corporation consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP as required to be disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting or the identity of its auditors, except as disclosed in its SEC Filings (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities.
          (j) Absence of Litigation. There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the Knowledge of the Sellers, threatened in writing against or affecting the Company.
          (k) Brokers, Finders, and Agents. Neither the Company nor the Sellers are, directly or indirectly, obligated to anyone acting as broker, finder or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby. No Person has or, immediately following the consummation of the transactions contemplated by this Agreement, will have, any right, interest or valid claim against the Company, the Sellers or the Purchaser for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement, nor are there any brokers’ or finders’ fees or any payments or promises of payment of similar nature, however characterized, that have been paid or that are or may become payable in connection with the transactions contemplated by this Agreement, as a result of any agreement or arrangement made by the Company or the Sellers.
          (l) Application of Takeover Protections. There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Certificate of Incorporation or Bylaws that is or could become applicable to the Purchaser or the Sellers as a result of the Purchaser and the Sellers fulfilling their obligations or exercising their rights under this Agreement, including without limitation, as a result of the purchase of the of the Shares by the Purchaser and the Purchaser’s ownership of the Shares.
          (m) Absence of Businesses and Liabilities. The Company is not engaged in any business and the Company has no liabilities or obligations of any kind or nature, except as set forth on Schedule 4.1(m) hereto. Each liability or obligation set forth on Schedule 4.1(m) hereto shall be paid in full by the Company prior to or at the Closing. Notwithstanding the foregoing, the Company is obligated to pay up to one-half of the costs of preparing, printing, filing and distributing any information statements and other documentation reflecting the change of control of the Company, up to a maximum of $5,000, which costs may be a continuing liability and obligation of the Company assumed by the Purchaser.
          (n) Disclosure. All of the Schedules to this Agreement, furnished by or on behalf of the Sellers or the Company are true and correct in all material respects and as otherwise contemplated in this Agreement and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading. No event or circumstance has occurred or information exists with respect to the Company or its business, properties, operations or financial condition, which, under applicable federal securities laws, rules or regulations, requires public disclosure or announcement by the Company, but which has not been so publicly announced or disclosed. The Sellers acknowledge and agree that the Purchaser does not make or has not made (i) any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 4.2 or (ii) any statement, commitment or promise to the Sellers or any of their representatives which is or was an inducement to the Sellers to enter into this Agreement, other than as set forth in this Agreement.
          (o) Taxes.
               (i) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the Company with any Tax authority prior to the date hereof, except such Returns which are not material to the Company. All such Returns are true, correct and complete and the Company has no basis to believe that any audit of the Returns would cause a Material Adverse Effect upon the Company or its financial condition. The Company has paid all Taxes shown to be due on such Returns.
               (ii) All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.
               (iii) The Company has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (iv) No audit or other examination of any Returns of the Company by any Tax authority is known by the Company to be presently in progress, nor has the Company been notified of any request for such an audit or other examination.
               (v) No adjustment relating to any Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.
               (vi) The Company has no liability for any Taxes for its current fiscal year, whether or not such Taxes are currently due and payable.
          (p) OTC Bulletin Board Quotation. The Common Stock is quoted on the Over-the-Counter Bulletin Board (the “OTCBB”). There is no known action or known proceeding pending or, to the Sellers’ Knowledge, threatened in writing against the Company by the Nasdaq or the Financial Industry Regulatory Authority with respect to any intention by such entities to prohibit or terminate the quotation of the Common Stock on the OTCBB.
          (q) Corporate Records. All records and documents relating to the Company known to the Sellers, including, but not limited to, the books, shareholder lists, government filings, Tax Returns, consent decrees, orders, and correspondence, financial information and records (including any electronic files containing any financial information and records), and other documents used in or associated with the Company (the “Corporate Records”) are true, complete and accurate in all material respects. The minute books of the Company known to the Sellers contain true, complete and accurate records of all meetings and consents in lieu of meetings of the Board of Directors of the Company (and any committees thereof), similar governing bodies and shareholders (the “Minute Books”), since March 23, 2007. Copies of such Corporate Records of the Company and the Minute Books currently in the possession of the Company, have been heretofore delivered to the Purchaser; the original Corporate Records and Minute Books, to the extent such original Corporate Records and Minute Books exist, will be delivered to the Purchaser at Closing pursuant to Section 3.2(f).
     4.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Sellers that:
          (a) Investment Intent. The Shares being purchased hereunder by the Purchaser and the investors for whom the Purchaser is acting as agent are being purchased for their own account and are not being purchased with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the 1933 Act. The Purchaser understands that such Shares have not been registered under the 1933 Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the 1933 Act pursuant to Section 4(2) thereof and/or the provisions of Rule 506 of Regulation D promulgated thereunder, and under the securities laws of applicable states and agrees to deliver to the Sellers, if requested by the Sellers, an investment letter in customary form. The Purchaser further understands that the certificates representing such Shares bear a legend substantially similar to the following and agrees that it will hold such Shares subject thereto:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACTS AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS

AVAILABLE AND THE COMPANY SHALL HAVE RECEIVED, AT THE EXPENSE OF THE HOLDER HEREOF, EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE COMPANY (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY).
          (b) Capacity of the Purchaser; Execution of Agreement. The Purchaser has all requisite power, authority, and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder. The execution and delivery of this Agreement, and the performance by the Purchaser of the transactions and obligations contemplated hereby have been duly authorized by all requisite corporate or individual, as the case may be, action of the Purchaser . This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and legally binding agreement of the Purchaser, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.
          (c) Accredited Investor. The Purchaser and the investors for whom the Purchaser is acting as agent are each an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act.
          (d) Suitability and Sophistication. The Purchaser has (i) such knowledge and experience in financial and business matters that it is capable of independently evaluating the risks and merits of purchasing the Shares it is purchasing; (ii) independently evaluated the risks and merits of purchasing such Shares and has independently determined that the Shares are a suitable investment for it; and (iii) sufficient financial resources to bear the loss of its entire investment in such Shares. The Purchaser has had an opportunity to review the SEC Filings.
          (e) Brokers, Finders, and Agents. The Purchaser is not, directly or indirectly, obligated to anyone acting as broker, finder, or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby. No Person has or, immediately following the consummation of the transactions contemplated by this Agreement, will have, any right, interest or valid claim against the Company, the Sellers or the Purchaser for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement, nor are there any brokers’ or finders’ fees or any payments or promises of payment of similar nature, however characterized, that have been paid or that are or may become payable in connection with the transactions contemplated by this Agreement, as a result of any agreement or arrangement made by the Purchaser.
          (f) Nationality; Residence. The Purchaser is a citizen of the United States of America and a resident of, or organized within, the State of Florida.
     4.3 Rule 144. The Purchaser acknowledges that the Shares it will be purchasing must be held indefinitely unless subsequently registered under the 1933 Act or unless an exemption from such registration is available. The Purchaser is aware of the provisions of Rule 144 promulgated under the 1933 Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the satisfaction of all the requirements under Rule 144(i)(2), the availability of certain current public information about the Company, the resale occurring not less than six months after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three-month period not exceeding specified limitations.

SECTION V COVENANTS OF THE PARTIES.
     5.1 Commercially Reasonable Efforts. Subject to the terms and conditions hereof, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any Person and/or any Governmental Authority in order to consummate any of the transactions contemplated by this Agreement, (ii) executing and delivering such other documents, instruments and agreements as any party hereto shall reasonably request, and (iii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. Notwithstanding the foregoing, in no event shall any party have any obligation, in order to consummate the transactions contemplated hereby, to (a) take any action(s) that would result in a material adverse change in the benefits to the Sellers on the one hand or to the Purchaser on the other of this Agreement, or (b) dispose of any material assets or make any material change in its business other than as contemplated by this Agreement, or (c) expend any material amount of funds or otherwise incur any material burden other than those contemplated by this Agreement.
     5.2 Certain Filings; Cooperation in Receipt of Consents.
          (a) The Sellers and the Purchaser shall reasonably cooperate with one another in (i) determining whether any other action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated hereby, and (ii) taking or seeking any such other actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith. Each party shall permit the other party to review any communication given by it to, and shall consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case in connection with the transactions contemplated hereby.
          (b) The Company shall timely file all reports required to be filed by it pursuant to Section 13 of the 1934 Act and all other documents required to be filed by it with the SEC under the 1933 Act or the 1934 Act from the date of this Agreement to the Closing.
     5.3 Public Announcements. The parties shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation. Unless otherwise required by law, the Sellers shall hold the Assignee List in a confidential manner and shall not disclose the Assignee List to any Person without the prior written consent of the Purchaser.
     5.4 Access to Information; Notification of Certain Matters.
          (a) From the date hereof to the Closing and subject to applicable law, the Sellers shall (i) give to each of the Purchaser, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company, and (ii) furnish or make available to each of the Purchaser, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information about the Company as such Persons may reasonably request.
          (b) Each party hereto shall give notice to each other party hereto, as promptly as practicable after the event giving rise to the requirement of such notice, of:
               (i) any communication received by such party from, or given by such party to, any Governmental Authority in connection with any of the transactions contemplated hereby;
               (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and
               (iii) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed, or that relate to the consummation of the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.4(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
     5.5 Board of Directors and Officers. The Sellers shall cause the Company to set the size of its Board of Directors at five members, appoint the five designees of the Purchaser listed in Section 3.2(d) to the Board at the Closing and obtain any necessary resignations from members of the Board so that immediately after the Closing the Board of Directors shall consist of the five designees of the Purchaser listed in
Section 3.2(d). At the Closing, the Sellers shall cause the officers of the Company to resign and shall cause the Board of Directors of the Company to appoint the designees of the Purchaser listed in Section 3.2(d) as the officers of the Company.
     5.6 Interim Operations of the Company. During the period from the date of this Agreement to the Closing, the Sellers shall cause the Company to conduct its business only in the ordinary course of business consistent with past practice, except to the extent otherwise necessary to comply with the provisions hereof and with applicable laws and regulations. Additionally, during the period from the date of this Agreement to the Closing, except as required hereby in connection with this Agreement, the Sellers shall not permit the Company to do any of the following without the prior consent of the Purchaser: (i) amend or otherwise change its Certificate of Incorporation or Bylaws, (ii) issue, sell or authorize for issuance or sale (including, but not limited to, by way of stock split or dividend), shares of any class of its securities or enter into any agreements or commitments of any character obligating it to issue such securities, other than in connection with the exercise of outstanding warrants or outstanding stock options granted to directors, officers or employees of the Company prior to the date of this Agreement; (iii) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) with respect to its common stock, (iv) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, (v) enter into any material contract or agreement or material transaction or make any material capital expenditure other than those relating to the transactions contemplated by this Agreement, (vi) create, incur, assume, maintain or permit to exist any indebtedness except as otherwise incurred in the ordinary course of business, consistent with past practice, (vii) pay, discharge or satisfy claims or liabilities (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice, (viii) cancel any material debts or waive any material claims or rights, (ix) make any loans, advances or capital contributions to, or investments in financial instruments of any Person, (x) assume, guarantee, endorse or otherwise become responsible for the liabilities or other commitments of any other Person, (xi) grant any increase in the compensation payable or to become payable by the Company to any of its employees, officers or directors or any increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such employees, officers or directors, (xii) enter into any employment contract or grant any severance or termination pay or make any such payment with or to any officer, director or employee of the Company, (xiii) alter in any material way the manner of keeping the books, accounts or records of the Company or the accounting practices therein reflected other than alterations or changes required by GAAP or applicable law, (xiv) enter into any indemnification, contribution or similar contract pursuant to which the Company may be required to indemnify any other Person or make contributions to any other Person, (xv) amend or terminate any existing contracts in any manner that would result in any material liability to the Company for or on account of such amendment or termination or (xvi) or change any existing or adopt any new tax accounting principle, method of accounting or tax election except as provided herein or agreed to in writing by the Purchaser.
     5.7 Indemnification. Keating hereby agrees to indemnify and hold harmless the Purchaser and its respective partners, agents, representatives and assignees (the “Indemnified Parties”) from and against any and all claims, demands, losses, damages, expenses or liabilities (including reasonable attorneys’ fees) due to or arising out of a material breach of any representation, warranty, covenant, agreement or obligation provided by the Sellers hereunder or in any other certificate, instrument or document contemplated hereby or thereby for a period of six (6) months from the Closing Date (the “Indemnification”), provided, however, that under no circumstances shall the Indemnification cover claims, demands, losses, damages, expenses or liabilities due to or arising out of actions of the Company or its Affiliates taken prior to March 23, 2007. The liability of Keating under this Section 5.7 shall not exceed the amount of the Indemnification Holdback. For the abundance of clarity, KI Equity is not responsible for any indemnification to the Purchaser from and against any and all claims, demands, losses, damages, expenses or liabilities (including reasonable attorneys’ fees) due to or arising out of a material breach of any representation, warranty, covenant, agreement or obligation under this Agreement. The indemnification provided by this Section 5.7 shall be the sole remedy of the Indemnified Parties for any and all claims, demands, losses, damages, expenses or liabilities (including reasonable attorneys’ fees) due to or arising out of a material breach of any representation, warranty, covenant, agreement or obligation provided by the Sellers hereunder or in any other certificate, instrument or document contemplated hereby or thereby; provided, however, that the remedies of the Indemnified Parties (i) for any breach by either of the Sellers of the representations and warranties contained in Section 4.1(d) or (ii) for any knowing (i.e., actual knowledge, without inquiry or investigation) breach by either Seller of the representations and warranties contained in Section 4.1 of this Agreement, unless the Purchaser or such Indemnified Party had knowledge (i.e., actual knowledge, without inquiry or investigation) of such breach, shall not be limited in any way by this Section 5.7.
     5.8 Release of Indemnification Holdback. Beginning on the one month anniversary of the Closing Date and continuing on a monthly basis thereafter, until all of the Indemnification Holdback eligible for release to the Sellers has been released, the Purchaser shall release and pay to KI Equity (for itself and Keating) a portion of the Indemnification Holdback equal to Ten Thousand Dollars ($10,000), each release being subject to reduction for Indemnification claims pursuant to Section 5.7 of this Agreement.
     5.9 Information Statement. The Sellers shall cause the Company to file the Information Statement with the SEC not less than ten (10) days prior to the Closing.
     5.10 Post-Closing 8-K. Following the Closing, the Purchaser shall cause the Company to timely file a Current Report on Form 8-K with the SEC disclosing the purchase of the Shares and any other information required in connection therewith.

     5.11 Termination of Agreements. Prior to the Closing, the Sellers shall cause the Company to terminate the registration rights agreements set forth on Schedule 4.1(b) hereto and the Management Agreement, dated March 26, 2007, by and between the Company and Vero Management, LLC (the “Management Agreement”), without incurring any further liability to the Company.
     5.12 Interim Actions of the Parties.
          (a) Until the earlier of the Closing Date or the termination of this Agreement pursuant to Article VII hereof, neither the Sellers nor any of their respective Affiliates shall, directly or indirectly (i) take any action to solicit or initiate any Acquisition Proposal, or (ii) continue, initiate or engage in negotiations concerning any Acquisition Proposal with, or disclose any non-public information relating to the Company, or afford access to the properties, books or records of the Company to, any corporation, partnership, person or other entity (except the Purchaser and its Affiliates) that may be considering or has made an Acquisition Proposal.
          (b) Until the earlier of the Closing Date or the termination of this Agreement pursuant to Article VII hereof, neither the Sellers, the Purchaser, nor any of their respective Affiliates shall engage directly or indirectly in any transaction involving any of the securities of the Company other than as contemplated by this Agreement. This Section 5.12(b) shall not restrict the right of the Purchaser to purchase additional shares of Common Stock from the Company immediately after the Closing.
     5.13 Payment of Liabilities. Prior to or at the Closing, the Sellers shall cause the Company to pay in full each liability or obligation set forth on Schedule 4.1(m) hereto, as well as any additional liabilities or obligations incurred by the Company since the date of this Agreement, including any and all liabilities or obligations associated with the transactions contemplated by this Agreement, other than one-half of the costs of preparing, printing, filing and distributing any information statements and other documentation reflecting the change of control of the Company, up to a maximum of $5,000.
SECTION VI CONDITIONS.
     6.1 Conditions to the Obligations of Each Party. The obligations of the Sellers and the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:
          (a) No Governmental Authority of competent authority or jurisdiction shall have issued any order, injunction or decree, or taken any other action, that is in effect and restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby; and
          (b) The parties shall have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by this Agreement.
     6.2 Conditions to the Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following further conditions:
          (a) The Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing;
          (b) The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and in all material respects at and as of the time of the

Closing as if made at and as of such time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date); and
          (c) The Sellers shall have received a certificate signed by the Purchaser to the foregoing effect.
     6.3 Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following further conditions:
          (a) The Sellers shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Closing;
          (b) The representations and warranties of the Sellers contained in this Agreement shall have been true and correct when made and at and as of the time of the Closing as if made at and as of such time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case it shall be true and correct as of such date);
          (c) The Purchaser shall have received a certificate signed by the Sellers to the foregoing effect;
          (d) The Shares being sold to the Purchaser hereunder for the Purchase Price shall represent approximately 87% of the issued and outstanding shares of capital stock of the Company on a Fully-Diluted Basis;
          (e) The Sellers shall have delivered to the Purchaser written instruments, in forms reasonably satisfactory to the Purchaser, evidencing the termination of the registration rights agreements set forth on Schedule 4.1(b) hereto and the Management Agreement;
          (f) The Sellers shall have delivered to the Purchaser written instruments, in forms reasonably satisfactory to the Purchaser, evidencing the payment of the liabilities and obligations of the Company set forth on Schedule 4.1(m) hereto, subject to the provisions of this Agreement, as well as any additional liabilities or obligations incurred by the Company since the date of this Agreement, including any and all liabilities or obligations associated with the transactions contemplated by this Agreement; and
          (g) The concurrent satisfaction of the closing conditions in that certain Stock Purchase Agreement, dated June 2, 2008, by and between the Purchaser and Garisch for the purchase of 5,500,000 shares of Common Stock.
SECTION VII TERMINATION.
     7.1 Termination. This Agreement may be terminated at any time prior to the Closing by written notice by the terminating party to the other party (except if such termination is pursuant to Section 7.1(a)):
          (a) by mutual written agreement of the Purchaser and both Sellers;
          (b) by either the Purchaser or jointly by both Sellers, if
               (i) the transactions contemplated by this Agreement shall not have been consummated by June 13, 2008 (the “End Date”); provided, however, that the right to terminate this

Agreement under this Section 7.1(b)(i) shall not be available to any party whose breach of any provision of or whose failure to perform any obligation under this Agreement has been the cause of, or has resulted in, the failure of the transactions to occur on or before the End Date; or
               (ii) a judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining either Seller or the Purchaser from consummating the transactions contemplated by this Agreement is entered and such judgment, injunction, judgment or order shall have become final and nonappealable and, prior to such termination, the parties shall have used their respective commercially reasonable efforts to resist, resolve or lift, as applicable, such judgment, injunction, order or decree; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose breach of any provision of or whose failure to perform any obligation under this Agreement has been the cause of such judgment, injunction, order or decree.
          (c) jointly by both Sellers:
               (i) if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement shall have occurred which would cause the conditions set forth in Sections 6.2(a), 6.2(b) or 6.2(c) not to be satisfied, and any such condition shall be incapable of being satisfied by the End Date or such breach or failure to perform has not been cured within ten days after notice of such breach or failure to perform has been given by the Sellers to the Purchaser.
          (d) by the Purchaser:
               (i) if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of either of the Sellers set forth in this Agreement shall have occurred which would cause the conditions set forth in Section 6.3 not to be satisfied, and any such condition is incapable of being satisfied by the End Date or such breach or failure to perform has not been cured within ten days after notice of such breach or failure to perform has been given by the Purchaser to the Sellers.
     7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, except as set forth in Section 7.3 below, there shall be no liability or obligation on the part of the Purchaser or the Sellers, or any of their respective officers, directors, shareholders, agents or Affiliates, except that the provisions of this Section 7.2, Section 7.3 and Section VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement and except that, notwithstanding anything to the contrary contained in this Agreement, neither the Sellers nor the Purchaser shall be relieved of or released from any liabilities or damages arising out of its material breach of or material failure to perform its obligations under this Agreement.
     7.3 Expenses.
          Whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses of any party hereto incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses; provided, however, that (i) the Sellers may cause the Company to accrue as a liability an amount equal to one-half of the costs of preparing, printing, filing and distributing any information statements and other documentation reflecting the change of control of the Company, up to a maximum of $5,000; and (ii) the Sellers shall pay one-half of the costs of preparing, printing, filing and distributing any information statements and other documentation reflecting the change of control of the Company, up to a maximum of $5,000, as well as an additional amount equal to the amount by which the costs of preparing, printing, filing and distributing any information statements and other documentation reflecting the change of control of the Company exceed $10,000.
SECTION VIII MISCELLANEOUS.
     8.1 Waivers and Amendments. This Agreement may be amended or modified in whole or in part only by a writing which makes reference to this Agreement executed by the Purchaser and the Sellers. The obligations of any party hereunder may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party claimed to have given the waiver; provided, however, that any waiver by any party of any violation of, breach of, or default under any provision of this Agreement or any other agreement provided for herein shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement or any other agreement provided for herein.
     8.2 Entire Agreement. This Agreement (together with any Schedules and/or any Exhibits hereto), the letter agreement dated May 13, 2008 between the Sellers and the Purchaser, and the other agreements and instruments expressly provided for herein, together set forth the entire understanding of the parties hereto and supersede in their entirety all prior contracts, agreements, arrangements, communications, discussions, representations, and warranties, whether oral or written, among the parties with respect to the subject matter hereof.
     8.3 Governing Law and Submission to Jurisdiction. This Agreement shall in all respects be governed by and construed in accordance with the internal substantive laws of the State of Florida without giving effect to the principles of conflicts of law thereof. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in any Florida State or federal court sitting in Miami-Dade County, Florida (or, if such court lacks subject matter jurisdiction, in any appropriate Florida State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Florida, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Florida as described herein. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Florida as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     8.4 Public Announcements. The parties shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation.

     8.5 Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and be deemed to have been duly given (a) when personally delivered or sent by facsimile transmission (the receipt of which is confirmed in writing), (b) one Business Day after being sent by a nationally recognized overnight courier service or (c) five Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at their respective addresses set forth below.

If to the Sellers:	KI Equity Partners V, LLC
5251 DTC Parkway
Suite 1090
Denver, Colorado 80111
Facsimile: (720) 889-0135
Attn: Mr. Timothy Keating, Manager

Mr. Kevin R. Keating
190 Lakeview Way
Vero Beach, Florida 32963
Facsimile: (772) 231-5947

with a courtesy copy (not constituting notice) to:	Andrew Hudders, Esq. Golenbock Eiseman Assor Bell & Peskoe LLP
437 Madison Avenue
40th Floor
New York, New York 10022
Facsimile: (212) 754-0330

if to the Purchaser	Mr. Glenn L. Halpryn
4400 Biscayne Boulevard
Suite 950
Miami, Florida 33137
Facsimile: (305) 573-4115

with a copy to:	Robert L. Grossman, Esq.
Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131
Facsimile: (305) 961-5756

And

Any party by written notice to the other may
change the address or the persons to whom
notices or copies thereof shall be directed.
     8.6 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument. Any facsimile copy of this Agreement will be deemed an original for all purposes.

     8.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Sellers may not assign or transfer their rights hereunder without the prior written consent of the Purchaser. The Purchaser may assign or transfer its rights under this Agreement without the consent of the Sellers; provided, however, that the Purchaser shall not, to its Knowledge, assign or transfer any of its rights under this Agreement to any Person that (i) has been convicted of a felony or equivalent crime in the United States or any other jurisdiction, (ii) is “insolvent” as such term is defined in Title 11, Section 101, of the United States Code, (iii) does not have the requisite power, authority, and capacity to acquire such Person’s respective assigned portion of the Shares, or (iv) would not be able to represent and warrant to those matters contained in Sections 4.2(a) through 4.2(d) of this Agreement.
     8.8 Third Parties. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their successors and assigns any rights or remedies under or by reason of this Agreement.
     8.9 Schedules. The Schedules and Exhibits attached to this Agreement are incorporated herein and shall be part of this Agreement for all purposes.
     8.10 Headings. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.
     8.11 Interpretation. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.
[Signature Page Follows]

SIGNATURE PAGE TO
STOCK PURCHASE AGREEMENT
BY AND AMONG
THE SELLERS AND THE PURCHASER
     IN WITNESS WHEREOF, each of the Sellers and the Purchaser have executed this Agreement as of the date first above written.

THE SELLERS:

KI Equity Partners V, LLC,
a Delaware limited liability company

By: Name:	/s/ Timothy J. Keating Timothy J. Keating
Title:	Managing Member

/s/ Kevin R. Keating

Kevin R. Keating

THE PURCHASER:

/s/ Glenn L. Halpryn

Glenn L. Halpryn, individually and as agent
for certain investors

EXHIBIT A
FORM OF ASSIGNMENT AGREEMENT

ASSIGNMENT
     THIS ASSIGNMENT, dated June           , 2008, by and among Glenn L. Halpryn, individually (hereinafter referred to as “Assignor”) and                           (hereinafter referred to as “Assignee”).
W I T N E S S E T H:
     WHEREAS, Assignor is a party to that certain Stock Purchase Agreement, dated as of June 2, 2008 (the “Agreement”), by and among Assignor, KI Equity Partners V, LLC, a Delaware limited liability company (“KI Equity”), and Mr. Kevin R. Keating (“Keating” collectively with KI Equity, the “Sellers”); and
     WHEREAS, KI Equity is the sole record and beneficial owner of 67,500,000 shares (the “KI Shares”) of the common stock, par value $0.0001 per share (the “Common Stock”), of QuikByte Software, Inc., a Colorado corporation (the “Company”); and
     WHEREAS, Keating is the sole record and beneficial owner of 1,600,000 shares (the “Keating Shares”, collectively with the KI Shares, the “Shares”) of the Common Stock of the Company; and
     WHEREAS, pursuant to the terms of the Agreement, Assignor has agreed to purchase the Shares from the Sellers, and the Sellers have agreed to sell the Shares to the Assignor, subject to the terms and conditions of the Agreement; and
     WHEREAS, pursuant to the terms of the Agreement, Assignor wishes to assign to Assignee, and Assignee wishes to accept from Assignor, an assignment of Assignor’s right under the Agreement to purchase                 shares of Common Stock from the Sellers (the “Assigned Shares”).
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
     1. Assignor. Assignor hereby assigns and transfers to Assignee all right, title and interest of Assignor in and to the right to acquire the Assigned Shares from the Sellers under the Agreement.
     2. Assignee. Assignee hereby accepts the assignment of the right to acquire the Assigned Shares from the Sellers under the Agreement.
     3. Representations and Warranties. Assignee hereby represents and warrants to Assignor that:
          (1) Investment Intent. The Assigned Shares being acquired under the Agreement are being acquired by Assignee for its own account and are not being acquired with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the “1933 Act”). Assignee understands that such Assigned Shares have not been registered under the 1933 Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the 1933 Act pursuant to Section 4(2) thereof and/or the provisions of Rule 506 of Regulation D promulgated thereunder, and under the securities laws of applicable states. Assignee further understands that the certificates representing such Assigned Shares bear a legend substantially similar to the following and agrees that it will hold such Assigned Shares subject thereto:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE COMPANY SHALL HAVE RECEIVED, AT THE EXPENSE OF THE HOLDER HEREOF, EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE COMPANY (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY).
          (2) Capacity of Assignee. Assignee has all requisite power, authority, and capacity to enter into this Assignment and to perform the transactions and obligations to be performed by it hereunder. The execution and delivery of this Assignment, and the performance by Assignee of the transactions and obligations contemplated hereby have been duly authorized by all requisite corporate or individual, as the case may be, action of Assignee. This Assignment has been duly executed and delivered by Assignee and constitutes a valid and legally binding agreement of Assignee, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.
          (3) Accredited Investor. Assignee is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act.
          (4) Suitability and Sophistication. Assignee has (i) such knowledge and experience in financial and business matters that it is capable of independently evaluating the risks and merits of acquiring the Assigned Shares; (ii) independently evaluated the risks and merits of acquiring such Assigned Shares and has independently determined that the Assigned Shares are a suitable investment for it; and (iii) sufficient financial resources to bear the loss of its entire investment in such Assigned Shares.
     4. Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.
     5. Applicable Law. This Assignment shall be governed by and construed in accordance with the internal substantive laws of the State of Florida, without giving effect to the principles of conflicts of law thereof.

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     IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date first above written.

ASSIGNOR

Glenn L. Halpryn, individually

ASSIGNEE
By:
Name:
Title:

[Signature Page to KI/Keating Assignment Agreement]

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FIRST AMENDMENT
TO
STOCK PURCHASE AGREEMENT
     THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”), dated as of June 13, 2008, is made by and among KI Equity Partners V, LLC, a Delaware limited liability company (“KI Equity”), Mr. Kevin R. Keating (“Keating”, collectively with KI Equity, the “Sellers” and each a “Seller”) and Mr. Glenn L. Halpryn, individually and as agent for certain investors (the “Purchaser”).
RECITALS
     A. The Sellers and the Purchaser (collectively, the “Parties”) are parties to that certain Stock Purchase Agreement, dated as of June 2, 2008 (the “Agreement”).
     B. The Parties desire to amend the Agreement, in the manner and on the terms and conditions hereinafter set forth.
     C. Capitalized terms that are not defined in this Amendment have the meanings ascribed to them in the Agreement. Except as explicitly amended and set forth in this Amendment, all other terms and provisions of the Agreement remain applicable, operative and unchanged.
AGREEMENTS
     NOW, THEREFORE, in consideration of these premises, the mutual covenants and agreements herein contained and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Sellers and the Purchaser hereby agree as follows:
ARTICLE 1 — AMENDMENTS
     1.1 Section 7.1(b)(i) of the Agreement shall be amended by the deletion of the reference therein to “June 13, 2008” and the insertion in lieu thereof of “June 30, 2008”.
ARTICLE 2 — MISCELLANEOUS
     2.1 Waivers and Amendments. The Agreement and this Amendment may be further amended or modified in whole or in part only by a writing which makes reference to the Agreement and this Amendment, executed by the Sellers and the Purchaser. The obligations of any party hereunder may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party claimed to have given the waiver; provided, however, that any waiver by any party of any violation of, breach of, or default under any provision of this Amendment or any other agreement provided for herein shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Amendment or any other agreement provided for herein.
     2.2 Entire Agreement. The Agreement (together with the Schedules and the Exhibits thereto) and the other agreements and instruments expressly provided for herein and therein, together with this Amendment, set forth the entire understanding of the parties hereto and supersede in their entirety all

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prior contracts, agreements, arrangements, communications, discussions, representations, and warranties, whether oral or written, among the parties with respect to the subject matter hereof.
     2.3 Governing Law. The Agreement and this Amendment shall in all respects be governed by and construed in accordance with the internal substantive laws of the State of Florida without giving effect to the principles of conflicts of law thereof.
     2.4 Counterparts; Facsimile Signatures. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument. Any facsimile copy of this Amendment will be deemed an original for all purposes.
     2.5 Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     2.6 Third Parties. Nothing expressed or implied in the Agreement or this Amendment is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their successors and assigns any rights or remedies under or by reason of the Agreement or this Amendment.
     2.7 Headings. The headings in this Amendment are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Amendment.
     2.8 Interpretation. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.
[Signature Page Follows]

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SIGNATURE PAGES TO
FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT
BY AND AMONG
THE SELLERS AND THE PURCHASER
     IN WITNESS WHEREOF, each of the Sellers and the Purchaser have executed this Agreement as of the date first above written.

THE SELLERS:

KI Equity Partners V, LLC,
a Delaware limited liability company

By: Name:	/s/ Timothy J. Keating Timothy J. Keating
Title:	Managing Member

/s/ Kevin R. Keating

Kevin R. Keating

THE PURCHASER:

/s/ Glenn L. Halpryn

Glenn L. Halpryn, individually and as agent
for certain investors

SECOND AMENDMENT
TO
STOCK PURCHASE AGREEMENT
     THIS SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”), dated as of June 20, 2008, is made by and among KI Equity Partners V, LLC, a Delaware limited liability company (“KI Equity”), Mr. Kevin R. Keating (“Keating”, collectively with KI Equity, the “Sellers” and each a “Seller”) and Mr. Glenn L. Halpryn, individually and as agent for certain investors (the “Purchaser”).
RECITALS
     A. The Sellers and the Purchaser (collectively, the “Parties”) are parties to that certain Stock Purchase Agreement, dated as of June 2, 2008, as amended by the First Amendment thereto dated as of June 13, 2008 (collectively, the “Agreement”).
     B. The Parties desire to amend the Agreement, in the manner and on the terms and conditions hereinafter set forth.
     C. Capitalized terms that are not defined in this Amendment have the meanings ascribed to them in the Agreement. Except as explicitly amended and set forth in this Amendment, all other terms and provisions of the Agreement remain applicable, operative and unchanged.
AGREEMENTS
     NOW, THEREFORE, in consideration of these premises, the mutual covenants and agreements herein contained and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Sellers and the Purchaser hereby agree as follows:
ARTICLE 1 — AMENDMENTS
     1.1 Section 7.1(b)(i) of the Agreement is amended by the deletion of the reference therein to “June 30, 2008” and the insertion in lieu thereof of “July 8, 2008”.
     1.2 Section 4.1 of the Agreement is amended by adding a new Section 4.1(r) that reads:
     “ (r) Schedule 14f-1. Notwithstanding anything contained herein to the contrary, neither Seller makes any representation or warranty with respect to any information with respect to the Purchaser or any assignee of the Purchaser or any transaction between the Purchaser and any such assignee contained in or omitted from the Information Statement (collectively, “Purchaser Information”) or with respect to the compliance with law or regulation applicable to the Information Statement insofar as it relates to the inclusion in or omission from the Information Statement of Purchaser Information.”
     1.3 Section 5.9 of the Agreement is amended by adding the following to such Section that reads:

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     “The Purchaser shall, by no later than 5:00 p.m. New York time on June 26, 2008, confirm (via email transmission or telephone (promptly confirmed by email transmission) to Sellers’ counsel) to the Company that the Purchaser Information contained in Amendment No. 2 to the Information Statement complies in all material respects with applicable federal securities laws, rules and regulations, including, but not limited to, Rule 14f-1 as promulgated under the Exchange Act, and provided that Purchaser timely provides such confirmation under this Section 5.9, the Sellers shall cause the Company to cause the mailing of Amendment No. 2 to the Information Statement to all of its shareholders by no later than June 27, 2008. Notwithstanding anything in this Agreement to the contrary, if Purchaser does not timely provide such confirmation, this Agreement shall automatically terminate, with no further action on the part of any of the parties, and there shall be no liability or obligation on the part of the Purchaser or the Sellers or any of their respective officers, directors, shareholders, agents or Affiliates with respect to this Agreement or the transactions contemplated hereby.”
     1.4 Section 5.13 of the Agreement is amended by adding a proviso prior to the period at the end thereof that reads:
     “; provided, however, that the Purchaser shall pay the reasonable out of pocket costs of the Company incurred in connection with printing and mailing to the Company’s shareholders of Amendment No. 2 to the Information Statement.”
ARTICLE 2 — MISCELLANEOUS
     2.1 Waivers and Amendments. The Agreement and this Amendment may be further amended or modified in whole or in part only by a writing which makes reference to the Agreement and this Amendment, executed by the Sellers and the Purchaser. The obligations of any party hereunder may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party claimed to have given the waiver; provided, however, that any waiver by any party of any violation of, breach of, or default under any provision of this Amendment or any other agreement provided for herein shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Amendment or any other agreement provided for herein.
     2.2 Entire Agreement. The Agreement (together with the Schedules and the Exhibits thereto) and the other agreements and instruments expressly provided for herein and therein, together with this Amendment, set forth the entire understanding of the parties hereto and supersede in their entirety all prior contracts, agreements, arrangements, communications, discussions, representations, and warranties, whether oral or written, among the parties with respect to the subject matter hereof.
     2.3 Governing Law. The Agreement and this Amendment shall in all respects be governed by and construed in accordance with the internal substantive laws of the State of Florida without giving effect to the principles of conflicts of law thereof.
     2.4 Counterparts; Facsimile Signatures. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument. Any facsimile copy of this Amendment will be deemed an original for all purposes.
     2.5 Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

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     2.6 Third Parties. Nothing expressed or implied in the Agreement or this Amendment is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their successors and assigns any rights or remedies under or by reason of the Agreement or this Amendment.
     2.7 Headings. The headings in this Amendment are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Amendment.
     2.8 Interpretation. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.
[Signature Page Follows]

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SIGNATURE PAGES TO
SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT
BY AND AMONG
THE SELLERS AND THE PURCHASER
     IN WITNESS WHEREOF, each of the Sellers and the Purchaser have executed this Agreement as of the date first above written.

THE SELLERS: KI Equity Partners V, LLC, a Delaware limited liability company
By:	/s/ Timothy J. Keating
	Name:	Timothy J. Keating
	Title:	Managing Member

/s/ Kevin R. Keating
Kevin R. Keating

THE PURCHASER:
/s/ Glenn L. Halpryn
Glenn L. Halpryn, individually and as agent
for certain investors

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